Exhibit 23.1






                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Balanced Care Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Balanced Care Corporation of our report dated August 20, 1998, related to the consolidated balance sheets of Balanced Care Corporation and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998, and the related schedule, which report appears in the June 30, 1998 annual report to stockholders previously incorporated into Balanced Care Corporation's Annual Report on Form 10-K.

                                          /s/ KPMG Peat Marwick LLP

Baltimore, Maryland
December 11, 1998